Exhibit 5.1

[Torys LLP letterhead]

November 6, 2008

OccuLogix, Inc.
2600 Skymark Drive
Unit 9, Suite 103
Mississauga, Ontario L4W 5B2

Dear Sirs/Mesdames:

We have acted as counsel for OccuLogix, Inc. ("OccuLogix"), a Delaware corporation, in connection with the registration statement on Form S-8 (the "Form S-8") filed by OccuLogix on this date under the Securities Act of 1933, as amended (the "Act"), with respect to the following:

(a) 2,221,760 shares of common stock, $0.001 par value of OccuLogix ("Common Stock"), issuable upon exercise of options to purchase shares of Common Stock granted or to be granted under the Amendment to the 2002 OccuLogix, Inc. Stock Option Plan (the "2002 Plan");

(b) 673,034 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock granted or to be granted under OcuSense, Inc.’s 2003 Stock Option/Stock Incentive Plan (the "OcuSense Plan"), which have been assumed by OccuLogix pursuant to a certain Agreement and Plan of Merger and Reorganization, dated April 22, 2008 among OccuLogix, OcuSense Acquireco, Inc. (a wholly-owned subsidiary of OccuLogix), and OcuSense, Inc., as amended on July 28, 2008 and October 6, 2008; and

(c) 8,000 shares of Common Stock issuable upon exercise of options granted to Stephen Parks pursuant to a certain Option Agreement between the OccuLogix and Stephen Parks dated October 4, 2005 (the "Option Agreement")

(such shares enumerated under (a) to (c) above hereinafter referred to collectively as the "Shares").

In connection with the Form S-8, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.  On the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized and, when issued in accordance with the terms of the 2002 Plan, the OcuSense Plan or the Option Agreement, as appropriate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Torys LLP

Torys LLP